Exhibit 99.1

MURPHY OIL CORPORATION UPDATES PRODUCTION GUIDANCE

EL DORADO, Arkansas, January 7, 2014 – Murphy Oil Corporation (NYSE:MUR) announced today updated production guidance information related to field development activities offshore Malaysia.

Production guidance in the fourth quarter of 2013 has been increased from 199 thousand barrels of oil equivalent per day (mboepd) to approximately 205 mboepd. This fourth quarter production increase is a result of a further shift of the shut-in work on the Kikeh FPSO for the tie of the new Siakap North-Petai (SNP) field offshore Malaysia until later this month. The revised tie-in schedule is due to weather and execution delays experienced in the fourth quarter of 2013. The installation contractor has been in the field executing the tie-in work for some time with work continuing today.

The production at Kikeh will also be impacted in 2014 by a recent isolated fire on a contracted tender supported rig moored to the Kikeh Spar. The fire will necessitate rig repair work resulting in a delay of new wells to be drilled under the Kikeh Field Development Plan. The fire did not impact any Murphy-operated production wells or equipment. There were no injuries or pollution associated with this incident.

This shift in the SNP tie-in work into 2014 along with mechanical repairs to the contracted Kikeh spar tender supported drilling rig is expected to reduce our 2014 production range by approximately 5,000 barrels of oil equivalent per day. Our full-year 2014 production guidance is now being revised to a range of 235 to 240 mboepd.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2012 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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